Exhibit 99.1

CrossAmerica Partners LP Reports Year-End and Fourth Quarter 2017 Results

-	Reported Full Year 2017 Operating Income of $32.4 million and Net Income of $23.2 million
-	Generated Full Year 2017 Adjusted EBITDA of $109.1 million and Distributable Cash Flow of $81.2 million, respectively
-	Reported Fourth Quarter 2017 Operating Income of $11.8 million and Net Income of $21.1 million, which included an income tax benefit of approximately $13.2 million related to the Tax Cuts and Job Act
-	Generated Fourth Quarter 2017 Adjusted EBITDA of $28.6 million and Distributable Cash Flow of $21.7 million, respectively
-

Reported Full Year 2017 Gross Profit for the Wholesale Segment of $123.0 million or a 9% increase when compared to the Full Year 2016 and a $30.8 million or a 5% increase for the Fourth Quarter 2017 when compared to the Fourth Quarter 2016

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.6275 per limited partner unit attributable to the Fourth Quarter 2017

Allentown, PA February 26, 2018 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and year ended December 31, 2017.

Review of 2017

On June 28, 2017, a U.S. subsidiary of Couche-Tard acquired all of the shares of CST Brands. As a result of the Merger, Circle K indirectly owns all of the membership interests in CrossAmerica’s General Partner, as well as an approximate 21% limited partner interest in the Partnership and all of the IDRs of the Partnership. Circle K, through its indirect ownership interest in the sole member of the General Partner, has the ability to appoint all of the members of the Board of the General Partner and to control and manage the operations and activities of the Partnership.

On September 27, 2017, as approved by the independent conflicts committee of our Board, CrossAmerica sold 29 properties to Dunne Manning Realty LP for $18.9 million, resulting in a $0.8 million gain. These sites were generally sites at which the Partnership did not supply fuel or represented vacant land.

CrossAmerica closed on the purchase of certain assets of Holly Pond, AL based Jet-Pep, Inc. for a total consideration of $75.6 million, including working capital, on November 28, 2017. The assets consist of 101 commission operated retail sites, including 92 fee sites, 5 lease sites and 4 independent commission accounts. The locations sold nearly 91 million gallons of unbranded fuel in 2016. In addition, Circle K Stores, Inc., a wholly-owned indirect subsidiary of Alimentation Couche-Tard Inc. and the general partner of CrossAmerica, also closed on the purchase of certain other assets from Jet-Pep, Inc., including a fuel terminal, associated trucking equipment and 18 other retail sites for an undisclosed amount.

On January 24, 2018, the Board of Directors of the general partner of CrossAmerica approved a quarterly distribution of $0.6275 per limited partner unit attributable to the fourth quarter of 2017. The distribution was paid on February 12, 2018 to all unitholders of record as of February 5, 2018. This distribution increase results in year-over-year growth of 3% per limited partner unit attributable to 2017 compared to distributions per limited partner unit attributable to 2016.

“We are very pleased with our overall performance and continued growth demonstrated last year,” said Jeremy Bergeron, President and CEO of CrossAmerica. “With our new General Partner, we are ahead of schedule in recognizing synergies, while continuing to position the partnership for many years of further growth.”

Twelve Months Results

Consolidated Results

Operating income was $32.4 million for the full year 2017 compared to $32.2 million achieved in the full year 2016. EBITDA was $86.0 million for the twelve month period ended December 31, 2017 compared to $84.0 million for the same period in 2016.  Included in operating income and EBITDA for the full year 2017 is an $8.9 million charge related to separation and benefits expenses. Adjusted EBITDA was $109.1 million for the full year 2017 compared to $103.6 million for the same period in 2016, representing an increase of 5%. The increase in Adjusted EBITDA was primarily due to an increase in the wholesale segment (Non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).

Wholesale Segment

During the full year 2017, CrossAmerica’s wholesale segment generated $123.0 million in gross profit compared to $112.8 million in gross profit for the full year 2016, representing a 9% increase. The Partnership distributed, on a wholesale basis, 1.03 billion gallons of motor fuel at an average wholesale gross profit of $0.057 per gallon, resulting in motor fuel gross profit of $58.8 million. For the twelve month period ended December 31, 2016, CrossAmerica distributed, on a wholesale basis, 1.04 billion gallons of fuel at an average wholesale gross profit of $0.052 per gallon, resulting in motor fuel gross profit of $54.1 million. The 9% increase in motor fuel gross profit was primarily due to a higher margin per gallon realized due to higher dealer-tank wagon (DTW) margins and increased payment discounts and incentives due to the increase in motor fuel prices as a result of the increase in crude oil prices. The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil increased approximately 17% to $50.78 per barrel during 2017 as compared to $43.29 per barrel during 2016.

CrossAmerica’s gross profit from Rent and Other for the wholesale segment, which primarily consists of rental income, was $64.2 million for the full year 2017 compared to $58.7 million for the same period in 2016. The increase of 9% in Rent and Other was primarily associated with the State Oil acquisition completed in September 2016 and the continued conversion of company-operated stores to lessee dealer sites throughout 2016 and 2017, partially offset by 25 DMS sites being converted to commission agent sites in the fourth quarter of 2016, which resulted in rent income from these 25 sites being included in the retail segment rather than the wholesale segment.

Adjusted EBITDA for the wholesale segment was $108.6 million for the full year 2017 compared to $102.9 million for the same period in 2016, which represented an increase of 6%. As discussed above, the year-over-year improvement was driven by an increase in wholesale gross profit per gallon and in rental income during the year (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the full year 2017, the Partnership sold 160.6 million gallons of motor fuel at an average retail motor fuel gross profit of $0.045 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profits of $7.3 million. For the same period in 2016, CrossAmerica sold 159.7 million gallons in its retail segment at an average gross profit of $0.053 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $8.5 million. The decrease in motor fuel gross profit is attributable due to a 15% decline in margin per gallon as a result of the movements in crude oil prices throughout the two periods.

During the year, the Partnership generated $25.4 million in gross profit from merchandise and services versus $30.1 million for the same period in 2016. The decrease was a result of the conversion of company operated retail sites to lessee dealer sites, partially offset by the incremental gross profit generated by the March 2016 Franchised Holiday Stores acquisition. Gross profit from Rent and Other increased $0.9 million or 23% primarily from 25 DMS sites being converted to commission agent sites in the fourth quarter of 2016, which resulted in rent income from these 25 sites being included in the retail segment rather than the wholesale segment.

Operating expenses for the retail segment decreased $3.1 million from $35.1 million for the full year 2016 to $32.0 million for the full year 2017. Adjusted EBITDA for the retail segment was $5.7 million for the full year 2017 compared to $7.9 million for the same period in 2016, representing a decline of 27%. The decreases in merchandise and services gross profit and operating expenses were primarily due to the Partnership's continued conversion of company operated retail sites to lessee dealer sites (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $81.2 million for the twelve month period ended December 31, 2017, compared to $81.6 million for the same period in 2016. The slight decrease in Distributable Cash Flow was due primarily to an increase in cash interest expense from additional borrowings to fund the Partnership’s recent acquisitions and an increase in the average rate on the Partnership’s credit facility borrowings, partially offset by incremental cash flow from the Partnership’s acquisitions and synergies in general and administrative expenses. The Distribution Coverage Ratio was 0.97 times for the twelve months ended December 31, 2017 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Fourth Quarter Results

Consolidated Results

Operating income was $11.8 million for the fourth quarter 2017 compared to $6.9 million achieved in the fourth quarter 2016. EBITDA was $25.5 million for the three month period ended December 31, 2017 compared to $20.3 million for the same period in 2016, representing a 26% increase. Adjusted EBITDA was $28.6 million for the fourth quarter 2017 compared to $27.2 million for the same period in 2016, representing an increase of 5%. The increase in Adjusted EBITDA was due to an increase in net income driven by increases in both the wholesale and retail segments (Non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).

Wholesale Segment

During the fourth quarter 2017, CrossAmerica’s wholesale segment generated $30.8 million in gross profit compared to $29.3 million in gross profit for the fourth quarter 2016, representing a 5% increase. The Partnership distributed, on a wholesale basis, 260.9 million gallons of motor fuel at an average wholesale gross profit of $0.059 per gallon, resulting in motor fuel gross profit of $15.4 million. For the three month period ended December 31, 2016, CrossAmerica distributed, on a wholesale basis, 265.4 million gallons of fuel at an average wholesale gross profit of $0.052 per gallon, resulting in motor fuel gross profit of $13.8 million. The 11% increase in motor fuel gross profit was primarily due to a higher margin per gallon realized due to higher dealer-tank wagon (DTW) margins and increased payment discounts and incentives due to the increase in motor fuel prices as a result of the increase in crude oil prices. The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil increased approximately 13% to $55.27 per barrel during the fourth quarter 2017 as compared to $49.14 per barrel during the same period in 2016.

CrossAmerica’s gross profit from Rent and Other for the wholesale segment, which primarily consists of rental income, was $15.5 million for both the fourth quarters of 2017 and 2016.

Adjusted EBITDA for the wholesale segment was $27.8 million for the fourth quarter of 2017 compared to $25.9 million for the same period in 2016. As discussed above, the year-over-year improvement was driven by an increase in wholesale gross profit per gallon during the quarter (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the fourth quarter 2017, the Partnership sold 44.2 million gallons of motor fuel at an average retail motor fuel gross profit of $0.045 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profits of $2.0 million. For the same period in 2016, CrossAmerica sold 39.5 million gallons in its retail segment at an average gross profit of $0.043 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $1.7 million. The increase in motor fuel gross profit is attributable due to an increase in margin per gallon as a result of the movements in crude oil prices throughout the two periods and an increase in the average number of retail sites during the 2017 period due to the acquisition of the Jet-Pep sites.

During the quarter, the Partnership generated $5.9 million in gross profit from merchandise and services versus $6.7 million for the same period in 2016. Gross profit from Rent and Other increased $0.4 million or 40% primarily from the acquisition of the commission agent sites from Jet-Pep, Inc. Operating expenses for the retail segment decreased $0.5 million from $8.2 million for the fourth quarter 2016 to $7.7 million for the fourth quarter 2017. Adjusted EBITDA for the retail segment was $1.6 million for the fourth quarter 2017 compared to $1.3 million for the same period in 2016, representing an increase of 23%.

The decreases in merchandise and services gross profit and operating expenses were primarily due to the Partnership's continued conversion of company operated retail sites to lessee dealer sites (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $21.7 million for the three month period ended December 31, 2017, compared to $21.9 million for the same period in 2016. The slight decrease in Distributable Cash Flow was due primarily to an increase in cash interest expense from additional borrowings to fund the Partnership’s recent acquisitions and an increase in the average rate on our credit facility borrowings, partially offset by incremental cash flow from the Partnership’s Jet-Pep acquisition and synergies in general and administrative expenses. The Distribution Coverage Ratio was 1.02 times for the three months ended December 31, 2017 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Liquidity and Capital Resources

As of February 21, 2018, after taking into consideration debt covenant constraints, approximately $17.6 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.

Distributions

On January 24, 2018, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.6275 per limited partner unit attributable to the fourth quarter of 2017. As previously announced, the distribution was paid on February 12, 2018 to all unitholders of record as of February 5, 2018. The amount and timing of any future distributions is subject to the discretion of the Board (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Conference Call

The Partnership will host a conference call on February 27, 2018 at 9:00 a.m. Eastern Time to discuss fourth quarter and year-end 2017 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://www.crossamericapartners.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CrossAmerica website at www.crossamericapartners.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF INCOME

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating revenues(a)	$552,660	$501,472	$2,094,827	$1,869,806
Costs of sales(b)	512,537	462,748	1,934,061	1,714,239
Gross profit	40,123	38,724	160,766	155,567

Income from CST Fuel Supply equity interests	3,721	3,730	14,906	16,048
Operating expenses:
Operating expenses	14,444	15,320	61,297	61,074
General and administrative expenses	4,156	6,088	27,887	24,156
Depreciation, amortization and accretion expense	14,795	13,818	57,470	54,412
Total operating expenses	33,395	35,226	146,654	139,642
Gain on sales of assets, net	1,388	(327)	3,401	198
Operating income	11,837	6,901	32,419	32,171
Other income (expense), net	73	473	439	848
Interest expense	(7,320)	(6,354)	(27,919)	(22,757)
Income before income taxes	4,590	1,020	4,939	10,262
Income tax benefit	(16,551)	(1,304)	(18,237)	(453)
Net income	21,141	2,324	23,176	10,715
Less: net income attributable to noncontrolling interests	19	2	18	11
Net income attributable to limited partners	21,122	2,322	23,158	10,704
IDR distributions	(1,175)	(936)	(4,337)	(3,392)
Net income available to limited partners	$19,947	$1,386	$18,821	$7,312

Net income per limited partner unit:
Basic earnings per common unit	$0.59	$0.04	$0.56	$0.22
Diluted earnings per common unit	$0.59	$0.04	$0.56	$0.22
Basic and diluted earnings per subordinated unit	n/a	n/a	n/a	$0.22

Weighted-average limited partner units:
Basic common units	34,055,090	33,483,571	33,844,823	32,159,156
Diluted common units	34,060,229	33,519,073	33,855,345	32,216,004
Basic and diluted subordinated units	—	—	—	1,151,366
Total diluted common and subordinated units	34,060,229	33,519,073	33,855,345	33,367,370

Distribution paid per common and subordinated unit	$0.6275	$0.6075	$2.4800	$2.4000
Distribution declared (with respect to each respective period) per common and subordinated unit	$0.6275	$0.6125	$2.4950	$2.4200
Supplemental information:
(a) Includes excise taxes of:	$21,586	$19,635	$79,937	$79,537
(a) Includes revenues from fuel sales to and rental income from related parties of:	105,468	102,126	414,781	411,945
(a) Includes rental income of:	21,224	20,960	86,314	80,594
(b) Includes rental expense of:	4,879	4,786	19,472	19,656

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Gross profit:
Motor fuel–third party	$8,815	$7,959	$34,474	$29,242
Motor fuel–intersegment and related party	6,550	5,866	24,370	24,870
Motor fuel gross profit	15,365	13,825	58,844	54,112
Rent and other	15,457	15,510	64,197	58,672
Total gross profit	30,822	29,335	123,041	112,784
Income from CST Fuel Supply equity interests(a)	3,721	3,730	14,906	16,048
Operating expenses	(6,782)	(7,160)	(29,323)	(25,956)
Adjusted EBITDA(b)	$27,761	$25,905	$108,624	$102,876
Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers(d)	384	403	384	403
Lessee dealers(e)	438	420	438	420
Total motor fuel distribution–third party sites	822	823	822	823
Motor fuel–intersegment and related party
DMS (related party)(f)	146	153	146	153
Circle K (related party)	43	43	43	43
Commission agents (Retail segment)(g)	181	95	181	95
Company operated retail sites (Retail segment)	70	73	70	73
Total motor fuel distribution–intersegment and related party sites	440	364	440	364
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	824	825	823	749
Motor fuel-intersegment and related party distribution	375	363	360	379
Total motor fuel distribution sites	1,199	1,188	1,183	1,128
Volume of gallons distributed (in thousands)
Third party	164,282	169,303	655,754	630,777
Intersegment and related party	96,564	96,088	376,212	403,808
Total volume of gallons distributed	260,846	265,391	1,031,966	1,034,585

Wholesale margin per gallon	$0.059	$0.052	$0.057	$0.052

(a)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(c)	In addition, as of December 31, 2017 and 2016, CrossAmerica distributed motor fuel to 15 and 14 sub-wholesalers who distributed to additional sites.
(d)	The decrease in the independent dealer site count from December 31, 2016 to December 31, 2017 was primarily attributable to a net 19 terminated motor fuel supply contracts that were not renewed.
(e)	The increase in the lessee dealer site count from December 31, 2016 to December 31, 2017 was primarily attributable to conversion of DMS and commission sites to lessee dealer sites.
(f)	The decrease in the DMS site count from December 31, 2016 to December 31, 2017 was primarily attributable to the conversion of DMS sites to third party lessee dealer sites.
(g)

The increase in the commission agent site count from December 31, 2016 to December 31, 2017 was primarily due to the 101 sites acquired in the Jet-Pep Assets acquisition, partially offset by the conversion of commission sites to lessee dealer sites.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Gross profit:
Motor fuel	$1,995	$1,700	$7,276	$8,538
Merchandise and services	5,876	6,706	25,434	30,068
Rent and other	1,436	1,024	5,001	4,073
Total gross profit	9,307	9,430	37,711	42,679
Operating expenses	(7,662)	(8,160)	(31,974)	(35,118)
Acquisition-related costs	—	70	—	212
Inventory fair value adjustments(a)	—	—	—	91
Adjusted EBITDA(b)	$1,645	$1,340	$5,737	$7,864

Retail sites (end of period):
Commission agents(c)	181	95	181	95
Company operated retail sites(d)	71	76	71	76
Total system sites at the end of the period	252	171	252	171

Total system operating statistics:
Average retail fuel sites during the period(c)(d)	186	158	168	157
Motor fuel sales (gallons per site per day)	2,577	2,718	2,620	2,780
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.045	$0.043	$0.045	$0.053

Commission agents statistics:
Average retail fuel sites during the period(c)	117	84	97	71
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.009	$0.022	$0.011	$0.018

Company operated retail site statistics:
Average retail fuel sites during the period(d)	69	74	71	86
Motor fuel gross profit per gallon, net of credit card fees	$0.097	$0.066	$0.087	$0.085
Merchandise and services gross profit percentage, net of credit card fees	24.2%	25.0%	24.4%	24.6%

(a)	The inventory fair value adjustment represents the expensing of the step-up in value ascribed to inventory acquired in the Franchised Holiday Stores acquisition.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.
(c)

The increase in the commission agent site count from December 31, 2016 to December 31, 2017 was due primarily to the 101 sites acquired in the Jet-Pep Assets acquisition, partially offset by the conversion of commission sites to lessee dealer sites.

(d)	The decrease in company operated retail sites relates to the conversion of company operated retail sites to lessee dealer sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unit-holders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income available to limited partners	$19,947	$1,386	$18,821	$7,312
Interest expense	7,320	6,354	27,919	22,757
Income tax benefit	(16,551)	(1,304)	(18,237)	(453)
Depreciation, amortization and accretion	14,795	13,818	57,470	54,412
EBITDA	25,511	20,254	85,973	84,028
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement (a)	3,342	5,863	15,131	16,060
Gain on sales of assets, net	(1,388)	327	(3,401)	(198)
Acquisition-related costs (b)	1,095	771	11,374	3,318
Working capital adjustment	—	—	—	335
Inventory fair value adjustments	—	—	—	91
Adjusted EBITDA	28,560	27,215	109,077	103,634
Cash interest expense	(6,892)	(5,619)	(26,211)	(20,974)
Sustaining capital expenditures (c)	(361)	(260)	(1,648)	(798)
Current income tax expense	403	548	16	(234)
Distributable Cash Flow	$21,710	$21,884	$81,234	$81,628
Weighted average diluted common and subordinated units	34,060	33,519	33,855	33,367
Distributions paid per limited partner unit (d)	$0.6275	$0.6075	$2.4800	$2.4000
Distribution Coverage Ratio (e)	1.02x	1.07x	0.97x	1.02x
(a)

As approved by the independent conflicts committee of the Board, the Partnership, CST and Circle K mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership.

(b)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses. Acquisition-related costs for the twelve months ended December 31, 2017 include severance and benefit expenses and retention bonuses paid to certain EICP participants associated with the Merger.  Acquisition-related costs for the twelve months ended December 31, 2017 also includes a $1.7 million charge related to a court ruling in favor of a former executive’s claim to benefits under the EICP in connection with CST’s acquisition of CrossAmerica’s General Partner.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)

On January 24, 2018, the Board approved a quarterly distribution of $0.6275 per unit attributable to the fourth quarter of 2017. The distribution was paid on February 12, 2018 to all unitholders of record on February 5, 2018.

(e)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Adjusted EBITDA - Wholesale segment	$27,761	$25,905	$108,624	$102,876
Adjusted EBITDA - Retail segment	1,645	1,340	5,737	7,864
Adjusted EBITDA - Total segment	$29,406	$27,245	$114,361	$110,740
Reconciling items:
Elimination of intersegment profit in ending inventory balance	(6)	(41)	14	104
General and administrative expenses	(4,156)	(6,088)	(27,887)	(24,156)
Other income (expense), net	73	473	439	848
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	3,342	5,863	15,131	16,060
Working capital adjustment	—	—	—	335
Acquisition-related costs	1,095	701	11,374	3,106
Net income attributable to noncontrolling interests	(19)	(2)	(18)	(11)
IDR distributions	(1,175)	(936)	(4,337)	(3,392)
Consolidated Adjusted EBITDA	$28,560	$27,215	$109,077	$103,634

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

CrossAmerica Partners has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the U.S. Securities and Exchange Commission (SEC). The filing can be viewed through a link on the Partnership's website at www.crossamericapartners.com or on the SEC's website at www.sec.gov. The Partnership's unitholders may also request a printed copy of the report, which contains the Partnership's audited financial statements. Requests should be submitted at http://www.crossamericapartners.com/investors/information-request/page.aspx?id=1112 or by contacting investor relations at 210-692-2160.

Contact

Investor Relations:      Randy Palmer, Director – Investor Relations, 210-692-2160

Safe Harbor Statement

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.